UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

ARI NETWORK SERVICES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	0-19608	39-1388360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11425 West Lake Park Drive, Suite 900 Milwaukee, Wisconsin	53224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2011, ARI Network Services, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) and a Second Amendment to Change of Control Agreement (the “Change of Control Amendment”) with Roy W. Olivier, the Company’s President and Chief Executive Officer.  The term of the Employment Agreement is three years, subject to earlier termination in accordance with the terms of the Employment Agreement.  Following the three-year term, the Employment Agreement will automatically be renewed for successive one-month periods unless terminated by Mr. Olivier or the Company’s Board of Directors at least 30 days prior to the third year of the employment term or prior to the commencement of each renewal term.

The Employment Agreement provides that Mr. Olivier will receive an annual salary of $250,000, subject to annual review and adjustment by the Compensation Committee of the Company’s Board.  Mr. Olivier will continue to be eligible to participate in the Company’s Management Incentive Bonus Plan; will be eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company; and will be entitled to receive perquisites and benefits provided by the Company to its senior executives, subject to applicable eligibility criteria.  Also pursuant to the Employment Agreement, Mr. Olivier will be eligible during the term of the Employment Agreement to participate in stock option and other equity plans and grants, if any, that are offered to senior executive officers of the Company.

In the event that Mr. Olivier is terminated without “cause,” by death or “disability” or for “good reason” (as such terms are defined in the Employment Agreement), the Employment Agreement provides that Mr. Olivier will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  In addition, in the event Mr. Olivier is terminated without “cause” and for “good reason,” or if the Company does not renew the Employment Agreement under such circumstances, he will have the right to receive (1) his base salary, at the rate in effect at the time of termination, for one year following the date of termination; (2) a bonus for the fiscal year in which the termination occurs, equal to the average of his annual bonus for the three fiscal years ending prior to the effective date of the termination; and (3) acceleration of all of his outstanding unvested options as of the date of the termination.  If Mr. Olivier is terminated for “cause” or if he resigns from employment with the Company, or if the Employment Agreement is not renewed by Mr. Olivier, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination.  If Mr. Olivier retires in accordance with any retirement plan or policy for senior executives adopted by the Company, he will have the right to receive any unpaid base salary and any earned but unpaid bonus due to him as of the effective date of the termination, and any additional benefits provided under the retirement plan or policy.

The Employment Agreement also provides that the Board will nominate Mr. Olivier to serve as a director of the Company during the term of the Employment Agreement, upon each expiration of Mr. Olivier’s term as a director, and will use its best efforts to encourage the shareholders to elect him as a director of the Company.

In addition to the provisions described above, the Employment Agreement contains customary confidentiality, non-competition and non-solicitation and other provisions.

The Change of Control Amendment has the effect of amending the Change of Control Agreement between the Company and Mr. Olivier dated as of September 13, 2006, as amended (the “Change of Control Agreement”), (1) to include in the definition of “Term” in the Change of Control Agreement the three month period immediately preceding the closing of a Change of Control with respect to any Company initiated involuntary termination of Mr. Olivier’s employment without Cause that is made in anticipation of the Change of Control, and (2) to eliminate the automatic acceleration of vesting of Mr. Olivier’s equity awards upon a Change of Control and provide that such awards would be accelerated only in the event that Mr. Olivier is terminated by the Company without Cause or by Mr. Olivier for Good Reason during the Term.  Capitalized terms used but not defined in this paragraph have the meanings ascribed to them in the Change of Control Agreement, as amended.

The foregoing descriptions of the Employment Agreement and the Change of Control Amendment do not purport to be complete and are qualified in their entirety by reference to the text of the Employment Agreement and the Change of Control Amendment, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, executed as of October 31, 2011, between Roy W. Olivier and ARI Network Services, Inc.

10.2	Second Amendment to Change of Control Agreement, dated October 31, 2011, between Roy W. Olivier and ARI Network Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 4, 2011
ARI NETWORK SERVICES, INC.

/s/ Darin R. Janecek
Darin R. Janecek
Chief Finanical Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, executed as of October 31, 2011, between Roy W. Olivier and ARI Network Services, Inc.

10.2	Second Amendment to Change of Control Agreement, dated October 31, 2011, between Roy W. Olivier and ARI Network Services, Inc.